Exhibit 10.1

NORTHERN TRUST CORPORATION

TERMS AND CONDITIONS
RELATING TO PERFORMANCE STOCK UNITS GRANTED
PURSUANT TO THE 2017 LONG-TERM INCENTIVE PLAN

1.    Grant of PSUs. The performance stock units (“PSUs”) with respect to shares of Common Stock of Northern Trust Corporation (the “Corporation”) granted to you pursuant to your Award Notice are subject to these Terms and Conditions Relating to Performance Stock Units Granted Pursuant to the 2017 Long-Term Incentive Plan (the “Terms and Conditions”), the PSU Award Notice (the “Award Notice”) and all of the terms and conditions of the Northern Trust Corporation 2017 Long-Term Incentive Plan (the “2017 Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions, the Award Notice and the terms of the 2017 Plan, the provisions of the 2017 Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the 2017 Plan. For the sake of clarity, the PSUs are intended to be a Performance Award as governed by Article IV of the 2017 Plan.

2.    Vesting Conditions. Except as provided in Section 8, the vesting of your PSUs is dependent upon (a) the average annual rate of return on equity that the Corporation achieves during the Performance Period, and (b) your continuous and uninterrupted employment with your Employer through the Vesting Date.

3.    Average Annual Rate of Return on Equity.

(a)    If you remain in the continuous and uninterrupted employment with your Employer through the Vesting Date (except as otherwise provided in Section 8), you shall become vested in the percentage of the PSUs determined based on the Corporation’s average annual rate of return on equity for the Performance Period using the following table (applying straight line interpolation rounded to the nearest whole number of PSUs for average annual rates of return on equity falling between the applicable thresholds):

Average Annual Rate of Return on Equity	Less than 10.0%	10.0%	12.0%	16.0%	≥ 20.0%
PSU Multiplier	0%	25%	50%	100%	150%

Any PSUs that do not become vested in accordance with the foregoing table shall be forfeited.

(b)    The Corporation will issue you one (1) share of Common Stock in settlement of each vested PSU.

(c)    For purposes of these Terms and Conditions:

(i)
The average annual rate of return on equity for the Performance Period attained by the Corporation is the return on average common equity, based on the Corporation’s net income, and shall be determined by the Committee in its sole and absolute discretion in accordance with generally accepted accounting principles (subject to the adjustments set forth below). For purposes of the foregoing, the average annual rate of return on equity shall be calculated as the simple average annual rate of return on equity for the three-year Performance Period measured across the Corporation as a whole.

(ii)
Notwithstanding anything herein to the contrary, for purposes of determining the average annual rate of return on equity for any individual fiscal year of the Corporation within the Performance Period, if any of the following items, individually or aggregated with other items as reflected herein, would produce a change to net income in excess of $100 million, net income shall be determined for such fiscal year by excluding such item(s) as aggregated:

(A)
the gains or losses resulting from, and the expenses incurred in connection with, the acquisition or disposition of a business, a merger, or a similar transaction, and integration in connection therewith;

(B)	the impact of securities issuances in connection with events described in item (A), above, and expenses incurred in connection therewith;

(C)
any gain, loss, income or expense resulting from changes in accounting principles, tax laws, or other laws or provisions affecting reported results, that become effective during the Performance Period;

(D)	any gain or loss resulting from, and expenses incurred in connection with, any litigation or regulatory investigations;

(E)	any charges and expenses incurred in connection with restructuring activity, including but not limited to, reductions in force;

(F)	the impact of discontinued operations;

(G)	asset write-downs;

(H)	the impact on goodwill impairment; or

(I)	any other gain, loss, income or expense with respect to the Performance Period that is extraordinary, unusual and/or infrequent.
All amounts referenced in the foregoing list shall be determined in accordance with GAAP and shall be consistent with the Corporation’s financial disclosures. Further, the Committee’s determination of the average annual rate of return on equity for a Performance Period shall be final.

4.    Dividend Equivalents. Upon the payment of any dividends on the shares of Common Stock occurring during the period preceding the settlement of your PSUs pursuant to these Terms and Conditions, the Corporation shall credit to you an amount in cash equal in value to the dividends that you would have received had you been the actual owner of the number of shares of Common Stock represented by the number of PSUs earned as of the end of the Performance Period. The payment of any dividend equivalents as provided herein shall be made as soon as administratively practicable following the Vesting Date (but in no event later than 60 days following the Vesting Date).

5.    Termination of Employment. Upon the termination of your employment with your Employer, your right to receive the shares of Common Stock issuable pursuant to the PSUs shall be only as follows:

(a)    Cause. Notwithstanding anything to the contrary contained in these Terms and Conditions, if your Employer terminates your employment for Cause, your PSUs, whether vested but unsettled or unvested, immediately shall terminate and be forfeited.

(b)    Disability and Death. If you cease to be an Employee by reason of Disability or death prior to the Vesting Date, you or your estate will become vested in the Actual PSUs as of the Vesting Date and you, your legal representative or your estate will receive the underlying shares of Common Stock pursuant to the vested PSUs.

(c)    Retirement. If (i) you cease to be an Employee by reason of Retirement, and (ii) you provide Retirement Notice, you will become vested in the Actual PSUs as of the Vesting Date and you will receive the underlying shares of Common Stock pursuant to the vested PSUs. However, if you cease to be Retired from the Industry (as determined by the Committee in its sole discretion), any PSUs immediately shall terminate and be forfeited. Notwithstanding the foregoing, you will continue to vest in your PSUs pursuant to this Section 3(c) regardless of whether you cease to be Retired from the Industry if (i) your termination qualifies as a Mutual Agreement Termination, (ii) you cease to be an employee by reason of Disability, or (iii) a forfeiture upon your ceasing to be Retired from the Industry would violate applicable law.

(d)    Mutual Agreement Termination. If you cease to be an Employee and your termination qualifies as a Mutual Agreement Termination, you will become vested in the Actual

PSUs as of the Vesting Date and you will receive the underlying shares of Common Stock pursuant to the vested PSUs.

(e)    Other Termination Events. If you cease to be an Employee prior to the date that your PSUs become vested for any reason other than those provided above, your PSUs shall terminate and be forfeited as of your Termination Date.

(f)    Form and Timing of Settlement. Notwithstanding the foregoing, the Corporation may, in its sole discretion, settle your PSUs in the form of: (i) a cash payment to the extent settlement in shares of Common Stock (1) is prohibited under local law, (2) would require you or the Corporation to obtain the approval of any governmental and/or regulatory body in your country of residence (and/or country of employment, if different) or (3) is administratively burdensome or (ii) shares of Common Stock, but require you to immediately sell such shares of Common Stock (in which case, the Corporation shall have the authority to issue sales instructions in relation to such shares of Common Stock on your behalf). Also, the PSUs shall be settled as soon as administratively practicable following the Vesting Date (but in no event later than March 15 of the calendar year following the calendar year in which the Performance Period ends)

6.    Treatment Upon Change in Control.

(a)    General. Except as may be otherwise provided in an agreement executed by the Corporation (and, where applicable, approved by the Corporation’s shareholders) addressing a Change in Control and which does not materially impair your rights under the PSUs, your PSUs shall be treated in accordance with the following provisions in the event of a Change in Control.
(b)    Conversion of PSUs by Acquirer. In the event of a Change in Control, the PSUs shall be converted to unvested restricted stock units settled in shares of the acquirer’s common stock (an “Acquirer Stock Unit”) as follows:

(i)    Acquirer Unvested Stock Units Based Upon Corporation Performance: A pro-rata number of the PSUs shall be converted into time-based, unvested restricted stock units over shares of the acquirer’s common stock (with an equivalent intrinsic value) based upon the Corporation’s average annual rate of return on equity as computed for the Abbreviated Performance Period (an “Acquirer Unvested Performance-Related Stock Unit”) where: (1) the Corporation’s average annual rate of return on equity shall be computed on the basis of the Abbreviated Performance Period; (2) the PSU Multiplier shall be determined based upon the Corporation’s average annual rate of return on equity for the Abbreviated Performance Period; (3) the pro-ration shall be done on the basis of the Pre-Change in Control Pro-Ration Factor; and (4) the terms and conditions of each Acquirer Unvested Performance-Related Stock Unit shall be the same in all material respects as the terms and conditions of the original PSUs, with the exception that you shall vest in each Acquirer Unvested Performance-Related Stock Unit on the basis of your continuous employment from the date of the Change in Control through the end of the original Performance Period plus one (1) day (the “Post-Change Vesting Date”). Upon vesting, each vested Acquirer Unvested Performance-Related Stock Unit will be settled in one (1) share of the acquirer’s common stock as soon as administratively practicable following the Post-Change Vesting Date (but in no event later than 60 days following the Post-Change Vesting Date). Upon a Qualifying Termination prior to the Post-Change Vesting Date, you shall become fully vested in each Acquirer Unvested Performance-Related Stock Unit and each vested Acquirer Unvested Performance-Related Stock Unit shall be settled (in one share (1) of the acquirer’s common stock) as soon as administratively practicable following such Qualifying Termination (but in no event later than 60 days following the Qualifying Termination).

(ii)    Acquirer Unvested Stock Units: A pro-rata number of the PSUs shall be converted into time-based, unvested restricted stock units over shares of the acquirer’s common stock (with an equivalent intrinsic value; an “Acquirer Unvested Stock Unit”) where: (1) the number of PSUs subject to conversion to Acquirer Unvested Stock Units shall be computed on the basis of a PSU Multiplier equal to 100%, (2) the pro-ration shall be done on the basis of the Post-Change in Control Pro-Ration Factor, and (3) the terms and conditions of each Acquirer Unvested Stock Unit shall be the same in all material respects as the terms and conditions of the original PSU, with the exception that you shall vest in each Acquirer Unvested Stock Unit on the basis of your continuous employment from the date of the Change in Control through the Post-Change Vesting Date. Upon vesting, each vested Acquirer Unvested Stock Unit will be settled in one (1) share of the acquirer’s common stock as soon as administratively practicable following the Post-Change Vesting Date (but in no event later than 60 days following the Post-Change Vesting Date). Upon a Qualifying Termination prior to the Post-Change Vesting Date, you shall become fully vested in each Acquirer Unvested Stock Unit and each vested Acquirer Unvested Stock Unit shall be settled (in one share (1) of the acquirer’s common stock) as soon as administratively practicable following such Qualifying Termination (but in no event later than 60 days following the Qualifying Termination). For purposes of the foregoing and to the extent possible, the conversion of PSUs into Acquirer Unvested Stock Units shall be effectuated in accordance with the applicable provisions of the Code (and the related Treasury Regulations) and the applicable provisions of the laws of your country of residence and/or country of employment such that the conversion is tax neutral and itself does not trigger a taxable event to you, the Corporation, your Employer or the acquirer.

(c)    Cashout of PSUs. In the event of a Change in Control where the acquirer does not convert the PSUs in accordance with the provisions of Section 8(b), you shall become vested in the PSUs as follows:
(i)    Cashout of Vested PSUs Based Upon Corporation Performance: A pro-rata number of the PSUs shall become vested based upon the Corporation’s average annual rate of return on equity as computed for the Abbreviated Performance Period where: (1) the Corporation’s average annual rate of return on equity shall be computed on the basis of the Abbreviated Performance Period, (2) the PSU Multiplier shall be determined based upon the Corporation’s average annual rate of return on equity for the Abbreviated Performance Period, and (3) the pro-ration shall be done on the basis of the Pre-Change in Control Pro-Ration Factor. Upon vesting, each vested PSU shall be cancelled by the Corporation in exchange for a cash payment equal to the aggregate consideration paid to each shareholder of one (1) share of Common Stock upon the Change in Control. Such cash payment shall be made as soon as administratively practicable following the Change in Control (but in no event later than 60 days following the Change in Control) in such manner and in accordance with such procedures as the Committee may determine in its sole discretion.

(ii)    Cashout of Vested PSUs Based on Target: Another pro-rata number of the PSUs shall become vested where: (1) the number of PSUs subject to vesting shall be computed on the basis of a PSU Multiplier equal to 100%, and (2) the PSUs will be subject to the Post-Change Pro-Ration Factor. Upon vesting, each vested PSU shall be cancelled by the Corporation in exchange for a cash payment equal to the aggregate consideration paid to each shareholder of one (1) share of Common Stock upon the Change in Control. Such cash payment shall be made as soon as administratively practicable following the Change in Control (but in no event later than 60 days following the Change in Control) in such manner and in accordance with such procedures as the Committee may determine in its sole discretion.

7.    Legal and Tax Compliance; Cooperation. If you are resident and/or are employed outside of the United States, you agree, as a condition of the grant of the PSUs, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the 2017 Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the PSUs) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and/or country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Corporation and its Subsidiaries, as may be required to allow the Corporation and its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and/or country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and/or country of employment, if different).

8.    Age Discrimination Rules. If you are resident and/or employed in a country that is a member of the European Union, the grant of the PSUs and these Terms and Conditions are intended to comply with the Age Discrimination Rules. To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Terms and Conditions are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Corporation, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

9.    Withholding of Tax-Related Items.

(a)    Regardless of any action the Corporation and/or your Employer take with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Corporation and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including the grant of the PSUs, the vesting of the PSUs, the subsequent sale of any shares of Common Stock acquired pursuant to the PSUs and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items.

(b)    Prior to the delivery of shares of Common Stock upon the vesting of your PSUs, if your country of residence (and/or country of employment, if different) requires withholding of Tax-Related Items, the Corporation shall withhold a sufficient number of whole shares of Common Stock otherwise issuable upon the vesting of the PSUs that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in shares of Common Stock is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Corporation or your Employer, your Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from your regular salary and/or wages or any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock by the Corporation or through your regular salary and/or wages or other amounts payable to you by your Employer, no shares of Common Stock will be issued to you (or your estate) upon vesting of the PSUs unless and until satisfactory arrangements (as determined by the Corporation) have been made by you with respect to the payment of any Tax-Related Items that the Corporation or your Employer determines, in its sole discretion, must be withheld or collected with respect to such PSUs.

(c)    By accepting these PSUs, you expressly consent to the foregoing methods of withholding as provided for hereunder. All other Tax-Related Items related to the PSUs and any shares of Common Stock delivered in settlement thereof are your sole responsibility.

10.    Code Section 409A.

(a)    The PSUs are intended to comply with or be exempt from the requirements of Code Section 409A. The 2017 Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Corporation determines that these Terms and Conditions are subject to Code Section 409A and that they do not comply with or are inconsistent with the applicable requirements, the Corporation may, in its sole discretion, and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.

(b)    Notwithstanding any provision of these Terms and Conditions to the contrary, in the event that any settlement or payment of the PSUs occurs as a result of your termination of employment and the Corporation determines that you are a “specified employee” (within the meaning of Code Section 409A) subject to Code Section 409A at the time of your termination of employment, and provided further that such payment or settlement does not otherwise qualify for an applicable exemption from Code Section 409A, then no such settlement or payment shall be paid to you until the date that is the earlier to occur of: (i) your death, or (ii) six (6) months and one (1) day following your termination of employment. Any portion of the PSUs where settlement is delayed as a result of the foregoing, which is (i) in whole or in part, settled in cash and (ii) based on the value of a share of Common Stock, shall be based on the value of a share of Common Stock at the time the PSUs otherwise would have been settled or paid without application of the delay described in the foregoing sentence. If the PSUs do not otherwise qualify for an applicable exemption from Code Section 409A, the terms “Retirement,” “terminate,” “termination,” “termination of employment,” and variations thereof as used in these Terms and Conditions are intended to mean a “separation from service” as such term is defined under Code Section 409A.

(c)    Although these Terms and Conditions and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Corporation does not represent or warrant that these Terms and Conditions or the payments provided hereunder will comply with Code Section 409A or any other provisions of federal, state, local, or non-U.S. law. Neither the Corporation, its Subsidiaries, your Employer or their respective directors, officers, employees or advisers shall be liable to you (or any other individual claiming a benefit through you) for any tax, interest, or penalties you may owe as a result of compensation paid under these Terms and Conditions, and the Corporation, its Subsidiaries and your Employer shall have no obligation to indemnify or otherwise protect you from the obligation to pay any taxes pursuant to Code Section 409A.

11.    Forfeitures and Recoupment

(a)    Recoupment Policy. In addition to these Terms and Conditions, your PSUs and any shares of Common Stock issued to you pursuant to the PSUs shall be subject to the provisions of the Northern Trust Corporation Policy on Recoupment, as may be subsequently amended from time to time (the “Policy”).

(b)    Delegation of Authority to Corporation. For purposes of the foregoing, you expressly and explicitly authorize the Corporation to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Corporation to hold your shares of Common Stock and other amounts acquired pursuant to your PSUs to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Corporation upon the Corporation's enforcement of the Policy. To the extent that these Terms and Conditions and the Policy conflict, the terms of the Policy shall prevail.

12.    Nontransferability. The PSUs shall be transferable only by will or the laws of descent and distribution. If you purport to make any transfer of the PSUs, except as aforesaid, the PSUs and all rights thereunder shall terminate immediately.

13.    Securities Laws. The PSUs shall not be vested in whole or in part, and the Corporation shall not be obligated to issue any shares of Common Stock subject to the PSUs, if such issuance would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. laws having similar requirements as it may be in effect at the time. The PSUs are subject to the further requirement that, if at any time the Board of Directors of the Corporation shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to the PSUs under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of shares of Common Stock pursuant to the PSUs, the PSUs may not be vested in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

14.    No Right of Continued Employment. The grant of the PSUs shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time. You shall have no rights as a shareholder of the Corporation with respect to any shares of Common Stock issuable upon the vesting of the PSUs until the date of issuance of such shares of Common Stock.

15.     Discretionary Nature; No Vested Rights. You acknowledge and agree that the 2017 Plan is discretionary in nature and may be amended, cancelled, or terminated by the Corporation, in its sole discretion, at any time. The grant of the PSUs under the 2017 Plan is a one-time benefit and does not create any contractual or other right to receive a grant of PSUs or any other award under the 2017 Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant and the vesting provisions. Any amendment, modification or termination of the 2017 Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

16.    Extraordinary Benefit. Your participation in the 2017 Plan is voluntary. The value of the PSUs and any other awards granted under the 2017 Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the 2017 Plan, including the grant of the PSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

17.    Heirs. These Terms and Conditions shall bind and inure to the benefit of the Corporation, its successors and assigns, and you and your estate in the event of your death.

18.    Data Privacy. The Corporation is located at 50 S. LaSalle Street, Chicago, Illinois 60603, United States of America, and grants PSUs under the 2017 Plan to employees of the Corporation and its Subsidiaries in its sole discretion. In conjunction with the Corporation’s grant of the PSUs under the 2017 Plan and its ongoing administration of such awards, the Corporation is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the PSUs, you expressly and explicitly consent to the personal data activities as described herein.

(a)Data Collection, Processing and Usage. The Corporation collects, processes and uses your personal data, including your name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Corporation, and details of all PSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Corporation receives from you or your Employer. In granting the PSUs under the 2017 Plan, the Corporation will collect your personal data for purposes of allocating shares of Common Stock and implementing, administering and managing the 2017 Plan. The Corporation’s legal basis for the collection, processing and usage of your personal data is your consent.

(b)Stock Plan Administration Service Provider. The Corporation transfers your personal data to Fidelity Stock Plan Services, LLC, an independent service provider based in the United States of America, which assists the Corporation with the implementation, administration and management of the 2017 Plan (the “Stock Plan Administrator”). In the future, the Corporation may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you to receive and trade shares of Common Stock acquired under the 2017 Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the 2017 Plan.
(c)International Data Transfers. The Corporation and the Stock Plan Administrator are based in the United States of America. You should note that your country of residence may have enacted data privacy laws that are different from the United States of America. The Corporation’s legal basis for the transfer of your personal data to the United States of America is your consent.
(d)Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the 2017 Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you later withdraw your consent, you may be unable to participate in the 2017 Plan. This would not affect your existing employment or salary; instead, you merely may forfeit the opportunities associated with the 2017 Plan.
(e)Data Subjects Rights. You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Corporation processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact privacy_compliance@ntrs.com.
19.    Private Placement. If you are a resident and/or employed outside of the United States, you acknowledge that the grant of the PSUs is not intended to be a public offering of securities in your country of residence (and/or country of employment, if different). You further acknowledge that the Corporation has not submitted any registration statement, prospectus or other filing with any securities authority other than the U.S. Securities and Exchange Commission with respect to the grant of the PSUs, unless otherwise required under local law. No employee of the Corporation is permitted to advise you on whether you should acquire shares of Common Stock under the 2017 Plan or provide you with any legal, tax or financial advice with respect to the grant of the PSUs. The acquisition of shares of Common Stock involves certain risks, and you should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the 2017 Plan and the disposition of them. Further, you should carefully review all of the materials related to the PSUs and the 2017 Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

20.    Governing Law. All questions concerning the construction, validity and interpretation of the PSUs and the 2017 Plan shall be governed and construed according to the laws of the state of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the PSUs or the 2017 Plan shall be brought only in the state or federal courts of the state of Delaware.

21.    Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to the PSUs or other awards granted to you under the 2017 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2017 Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

22.    Severability. The invalidity or unenforceability of any provision of the 2017 Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the 2017 Plan or these Terms and Conditions.

23.    English Language. If you are resident and/or employed outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the 2017 Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the PSUs be drawn up in English. If you have received these Terms and Conditions, the 2017 Plan or any other documents related to the PSUs translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

24.    Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the PSUs shall be subject to any special terms and conditions for your country of residence (and/or country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Corporation determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the PSUs and the 2017 Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.

25.    Insider Trading. By participating in the 2017 Plan, you expressly agree to comply with the Corporation’s Securities Transactions Policy and Procedures and any other of its policies regarding insider trading or personal account dealing applicable to you. Further, you expressly acknowledge and agree that, depending on the country of residence of you or your broker, or where the shares of Common Stock are listed, you may be subject to insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., PSUs) or rights linked to the value of the shares of Common Stock, during such times you are considered to have material non-public information, “inside information” or similar types of information regarding the Corporation as defined by laws or regulations in the applicable country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed such information. Furthermore, you may be prohibited from (a) disclosing such information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them otherwise to buy or sell securities (including other employees of the Corporation and its Subsidiaries). Any restriction under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation policies. You expressly acknowledge and agree that it is your responsibility to comply with any applicable restrictions, and you should consult your personal advisor for additional information on any trading restrictions that may apply to you.

26.    Additional Requirements; Amendments. The Corporation reserves the right to impose other requirements on the PSUs, any shares of Common Stock acquired pursuant to the PSUs and your participation in the 2017 Plan to the extent the Corporation determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the PSUs and the 2017 Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing. In addition, the Corporation reserves the right to amend these Terms and Conditions without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the PSUs.

27.    Definitions.     For purposes of these Terms and Conditions:
(a)    “Abbreviated Performance Period” means the period commencing on January 1, 2018 and ending on the last day of the month preceding the month in which a Change in Control occurs.
(b)    “Actual PSUs” means the number of PSUs, if any, as determined based on the average annual rate of return on equity actually attained by the Corporation (as determined by the Committee in its sole and absolute discretion) for the Performance Period.
(c)    “Age Discrimination Rules” means the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law.
(d)    “Cause” means (i) a material breach or your willful and substantial non-performance of your assigned duties and responsibilities (other than as a result of incapacity due to physical or mental illness), (ii) a conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony or similar conviction under local law involving abuse or misuse of your position to seek or obtain an illegal or personal gain at the expense of the Corporation, your Employer or any Subsidiary, or similar crimes, or conspiracy to commit any such crimes or attempt to commit any such crimes, (iii) your violation of any policy of the Corporation, your Employer or any of its Subsidiaries to which you may be subject or your willful engagement in any misconduct in the performance of your duties that materially injures the Corporation, your Employer or any of its Subsidiaries, (iv) your performance of any act which, if known to the customers, clients, stockholders or regulators of the Corporation, your Employer or any of its

Subsidiaries, would materially and adversely impact the business of the Corporation, your Employer or any of its Subsidiaries, or (v) any act or omission by you that causes a regulatory body with jurisdiction over the Corporation, your Employer or any of its Subsidiaries, to demand, request, or recommend that you be suspended or removed from any position in which you serve with the Corporation, your Employer or any of its Subsidiaries.
(e)    “Continuous Years of Service” means the period of your continuous and uninterrupted employment with your Employer commencing on your most recent hire date with your Employer through your Termination Date. For the sake of clarity, if your employment with the Corporation or a Subsidiary terminated and you have been rehired by your Employer, your Continuous Years of Service shall not be determined by aggregating your periods of employment with the Corporation or a Subsidiary.
(f)    “Disability” means (i) if you are covered under the Northern Trust Corporation Managed Disability Program, a covered disability that continues for a period of at least six (6) months, or (ii) if you are not covered under the Northern Trust Corporation Managed Disability Program, a disability as determined by the Committee in its sole discretion.
(g)    “Employer” means the Corporation or any Subsidiary that employs you on the applicable date.
(h)    “Grant Date” means the date of grant reflected in your Award Notice.
(i)    “Mutual Agreement Termination” means (i) a termination pursuant to the Northern Trust Corporation Severance Plan, (ii) a termination pursuant to an established country redundancy or severance policy (outside of the United States), or (iii) any other termination without Cause by your Employer providing transition/separation pay, provided in each case that in conjunction with such termination, you have executed, and not revoked during the period provided for therein, a binding and effective settlement agreement, waiver and release.
(j)    “Performance Period” means the three-year period commencing on January 1, 2018 and ending on December 31, 2020.
(k)    "Pre-Change in Control Pro-Ration Factor" means a fraction, the numerator of which is the number of full months in the Abbreviated Performance Period, and the denominator of which is the number of full months in the Performance Period.
(l)    "Post-Change in Control Pro-Ration Factor" means a fraction, the numerator of which is the number of full months from the date of a Change in Control through the last day of the Performance Period, and the denominator of which is the number of full months in the Performance Period.
(m)    “Qualifying Termination” means a termination of employment with the Corporation, its Subsidiaries and its successors within 24-months following the date of the Change in Control, that is involuntary on your part and does not otherwise (i) qualify as a Retirement or

Mutual Agreement Termination, (ii) result from your death or Disability, or (iii) constitute a termination of employment for Cause.
(n)    “Retired from the Industry” means a termination of employment under circumstances that constitute Retirement, and you (i) do not thereafter perform services as an employee, officer, director or consultant for, or in any other capacity assist, any entity (other than the Corporation or a Subsidiary), whether existing or in formation, that provides or plans to provide services the same as, substantially similar to, or in direct or indirect competition with those offered by the Corporation or any Subsidiary and which you rendered on behalf of the Corporation or any Subsidiary during your tenure of employment, including but not limited to, those relating to trust, investment management, financial and family business consulting, guardianship and estate administration, brokerage services, private and commercial banking, asset management, custody, fund administration, investment operations outsourcing, investment risk and analytical services, employee benefit services, securities lending, foreign exchange, treasury and cash management, and transition management services, and (ii) on an annual basis certify to the Corporation, at such times and in such manner as the Committee may require, that since your Retirement, you have not performed any such services. The foregoing notwithstanding, service as a director of an entity described above which has been approved in writing by the Committee prior to the commencement of such service shall not, in and of itself, constitute the cessation of being Retired from the Industry.
(o)    “Retirement” means a termination of employment without Cause (other than on account of death or Disability) occurring on or after the date (i) you have attained age 55, and (ii) the sum of your age (in whole years, rounded down to the nearest year) and Continuous Years of Service (in whole years, rounded down to the nearest year) equals or exceeds 65. For purposes of these Terms and Conditions, any Retirement shall become effective on the first day of the month following the month in which you satisfy the provisions hereunder.
(p)    “Retirement Notice” means notice of your Retirement provided at least three (3) months in advance of such Retirement to the individual(s) to whom you directly report or the Corporation’s chief human resources officer.
(q)    “Tax-Related Items” means any income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding amounts.
(r)    “Termination Date” means the effective date of termination of your employment with your Employer, as determined by your Employer (in its discretion).
(s)    "Vesting Date" means the date on which the Committee certifies the Corporation's attainment of its average annual rate of return on equity for the Performance Period.
28.    Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your employment with the Corporation and your Employer for any reason whatsoever and whether or not in breach of contract, insofar as any purported claim to such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in the PSUs as a result of such termination of employment

(whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the PSUs. Upon the grant of the PSUs, you shall be deemed irrevocably to have waived any such entitlement.

29.    Acceptance. By accepting the grant of the PSUs, you affirmatively and expressly acknowledge that you have read these Terms and Conditions, the Award Notice, the Addendum to these Terms and Conditions (as applicable) and the 2017 Plan, and specifically accept and agree to the provisions therein. You also affirmatively and expressly acknowledge that the Corporation, in its sole discretion, may amend these Terms and Conditions without your consent, either prospectively or retroactively, to the extent that such amendment does not materially impair your rights under the PSUs, and you agree to be bound by such amendment regardless of whether notice is given to you of such change.

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